UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Methode Electronics, Inc.

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METHODE ELECTRONICS, INC.
7401 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-6777

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 17, 2015

To the Shareholders of Methode Electronics, Inc.:

Notice is hereby given that the annual meeting of shareholders of Methode Electronics, Inc. will be held on Thursday, September 17, 2015 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, for the following purposes:

1.	To elect a Board of Directors;

2.	To ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2016;

3.	To provide advisory approval of Methode’s named executive officer compensation; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm, and “FOR” advisory approval of Methode’s named executive officer compensation.

Our Board of Directors has fixed the close of business on July 20, 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

We are furnishing materials for our annual meeting on the Internet. You may vote your shares in person by attending our annual meeting, or by proxy. To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the self-addressed, postage-paid envelope provided. Information regarding voting in person is contained in the Notice of Internet Availability of Proxy Materials and the proxy statement. Instructions regarding voting by proxy are contained on the proxy card.

It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please vote on the matters to be considered. Thank you for your interest and cooperation.

By Order of the Board of Directors,

Walter J. Aspatore

Chairman

Chicago, Illinois
July 29, 2015

METHODE ELECTRONICS, INC.
7401 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-6777

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
September 17, 2015

GENERAL INFORMATION

We are furnishing this proxy statement to you in connection with the solicitation of proxies on behalf of Methode Electronics, Inc. (“Methode” or the “Company”) for use at our annual meeting of shareholders to be held on Thursday, September 17, 2015 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, and at any adjournment or postponement of the annual meeting. On July 29, 2015, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders to access our proxy statement and annual report over the Internet or request a paper copy of the proxy materials.

At the annual meeting, we will ask our shareholders to (i) elect our Board of Directors, (ii) ratify the Audit Committee’s selection of Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm for fiscal 2016, (iii) provide advisory approval of Methode’s named executive officer compensation, and (iv) consider and vote upon any other business which properly comes before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director, “FOR” the ratification of Ernst & Young as our independent registered public accounting firm, and “FOR” advisory approval of Methode’s named executive officer compensation.

You may vote your shares in person, by attending our annual meeting, or by proxy. To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the self-addressed, postage-paid envelope provided. Information regarding voting in person is contained in the Notice of Internet Availability of Proxy Materials and this proxy statement. Instructions regarding voting by proxy are contained on the proxy card. Please do not submit a proxy card if you have voted by telephone or the Internet.

It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote on the matters to be considered.

Record Date; Shares Outstanding

Our Board of Directors has fixed the close of business on July 20, 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. As of the record date, there were 38,355,412 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum; Votes Required

In deciding all questions, assuming a quorum is present, a holder of Methode’s common stock is entitled to one vote, in person or by proxy, for each share held in such holder’s name on the record date. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Methode’s common stock is necessary to constitute a quorum at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum at the annual meeting. Generally, broker non-votes occur when shares held by a broker or nominee for a beneficial owner are not voted with respect to a particular proposal because the broker or nominee lacks discretionary power to vote such shares.

With respect to the election of directors, shareholders may vote (a) “for” each nominee; (b) “against” each nominee; or (c) to “abstain” from voting for each nominee. The election of our Board of Directors requires approval by a majority of the shares of common stock represented at the meeting and entitled to vote. With respect to the proposals to ratify the selection of Ernst & Young as our independent registered public accounting firm and provide advisory approval of our executive compensation, shareholders may vote (1) “for”; (2) “against”; or (3) to “abstain” from voting on each matter and each such matter requires approval by a majority of the shares of common stock represented at the meeting and entitled to vote. Both abstentions and broker non-votes will be considered as present but will not be considered as votes in favor of any matter. Broker non-votes are excluded from the “for,” “against” and “abstain” counts, and instead are reported as simply “broker non-votes.” Consequently, abstentions have the effect of voting against these matters, while broker non-votes have no effect as to voting for or against any such matter.

Under New York Stock Exchange rules, the proposal to ratify the selection of Ernst & Young is considered a routine item. Therefore, brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions to the broker. In contrast, all other proposals set forth in this proxy statement are considered non-routine items, and brokers who have not received voting instructions from their clients may not vote on these proposals.

All properly executed and timely delivered proxies will be voted in accordance with the instructions provided. Unless contrary instructions are indicated, proxies will be voted “FOR” each of Methode’s nominees for director, “FOR” the ratification of the selection of Ernst & Young, and “FOR” advisory approval of Methode’s named executive officer compensation. The Board of Directors knows of no other business that will be presented for consideration at the annual meeting. If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

Voting Procedures

It is important that your shares be represented at the annual meeting. You may vote your shares in person, by attending our annual meeting, or by proxy. To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the enclosed proxy card in the self-addressed, postage-paid envelope provided. Information regarding voting in person is contained in the Notice of Internet Availability of Proxy Materials and this proxy statement. Instructions regarding voting by proxy are contained on the proxy card. Please do not submit a proxy card if you have voted by telephone or the Internet. You may revoke your proxy as described below.

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before the annual meeting. You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, attention: Corporate Secretary. You may also revoke your proxy by submitting a later-dated and properly executed proxy (including by means of the telephone or Internet) or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.

Proxy Solicitation Expenses

The accompanying proxy is being solicited on behalf of Methode. We will bear the entire cost of this solicitation. Our directors, officers or other regular employees may solicit proxies by telephone, by e-mail, by fax or in person. No additional compensation will be paid to directors, officers and other regular employees for such services. We have retained the services of Innisfree M&A Incorporated (“Innisfree”) to serve as our proxy solicitor in connection with the annual meeting. Innisfree may assist us in soliciting proxies by telephone, email and by other means, and we expect to pay Innisfree a fee of $15,000, plus reasonable expenses.

In the event that beneficial owners of our shares request paper copies of our proxy materials, banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others as of the record date will be requested to forward such proxy soliciting material to the beneficial owners of such shares and will be reimbursed by Methode for their reasonable out-of-pocket expenses.

Householding of Annual Meeting Materials

We are sending only one copy of our Notice of Internet Availability of Proxy Materials and, if applicable, our proxy materials, to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. If you received a householded mailing this year and you would like to have additional copies of our Notice of Internet Availability of Proxy Materials and, if applicable, our proxy materials, mailed to you or you would like to opt out of this practice for future mailings, you may do so at any time by contacting us at: Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, Attention: Corporate Secretary.

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CORPORATE GOVERNANCE

We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our shareholders.

Director Independence

Our Board of Directors has considered the independence of the nominees for director under the applicable standards of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Our Board has determined that all of the nominees for director are independent under the applicable standards, except for Donald Duda, our President and Chief Executive Officer. Mr. Duda’s lack of independence relates solely to his service as an executive officer and is not due to any other transactions or relationships.

In addition, our Board of Directors has determined that each member of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee satisfies the independence requirements of the applicable standards, if any, of the SEC and the New York Stock Exchange.

Board Committees

The following chart sets forth the committees of our Board:

Committee	Members	Principal Functions	Number of Meetings in Fiscal 2015
Audit	Lawrence B. Skatoff (Chair) Walter J. Aspatore Stephen F. Gates Isabelle C. Goossen Paul G. Shelton

•      Oversees accounting and financial reporting and audits of financial statements.

•      Monitors performance of internal audit function and our system of internal control.

•      Monitors performance, qualifications and independence of our independent registered public accounting firm and makes decisions regarding retention, termination and compensation of the independent registered public accounting firm and approves services provided by the independent registered public accounting firm.

•      Monitors compliance with legal and regulatory requirements pertaining to financial statements.

•      Reviews our press releases and certain SEC filings.

•      Discusses with management major financial risk exposures and the steps taken to monitor and control such exposures, and reviews the process by which risk assessment and risk management is undertaken.

•      If applicable, reviews related party transactions and potential conflict of interest situations.

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Compensation	Isabelle C. Goossen (Chair) Warren L. Batts Darren M. Dawson Stephen F. Gates Christopher J. Hornung Paul G. Shelton	• Oversees our compensation policies and plans. • Approves goals and incentives for the compensation of our Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers. • Approves grants under our stock and bonus plans. • Makes decisions regarding the retention, compensation and termination of any compensation consultants, and monitors their independence. • Evaluates whether risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect.	7

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Committee	Members	Principal Functions	Number of Meetings in Fiscal 2015
Nominating and Governance	Christopher J. Hornung (Chair) Walter J. Aspatore Warren L. Batts Stephen F. Gates Lawrence B. Skatoff	• Selects director candidates for election to our Board at the annual meeting or to fill vacancies. • Recommends Board committee assignments. • Recommends compensation and benefits for directors. • Reviews our Corporate Governance Guidelines. • Conducts an annual assessment of Board performance. • Reviews our risk management policies and practices. • Reviews succession planning for our Chief Executive Officer.	4

Technology	Darren M. Dawson (Chair) Walter J. Aspatore Warren L. Batts Christopher J. Hornung	• Reviews with management our technology assets and future needs. • Reviews technology research and development activities and possible acquisitions of technology.	4

If applicable, our Audit Committee reviews related party transactions and potential conflict of interest situations in accordance with the Audit Committee Charter and our Code of Business Conduct. We do not have a separate written policy regarding related party transactions and potential conflict of interest situations. Our Code of Business Conduct states that conflicts of interest are prohibited, except as approved by our Board of Directors. In reviewing any such transaction, our Audit Committee and Board of Directors would consider Methode’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to Methode as would be the case were the transaction entered into with a third party and other relevant factors.

During the 2015 fiscal year, our Board of Directors held twelve meetings, and no director attended less than 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by the respective committees on which he or she served. Under our Corporate Governance Guidelines, our directors are expected to attend Board and shareholder meetings and meetings of committees on which they serve. Our directors are expected to meet as frequently as necessary to properly discharge their responsibilities.

Our independent directors hold regularly scheduled executive sessions at which only independent directors are present. Pursuant to our Corporate Governance Guidelines, our Chairman of the Board is the Presiding Director of such sessions.

Our Audit, Compensation, Nominating and Governance and Technology Committees operate pursuant to charters adopted by the Board, which are available on our website at www.methode.com or in print upon any shareholder’s request. Our Corporate Governance Guidelines are also available on our website at www.methode.com or in print upon any shareholder’s request.

Board Leadership Structure, Risk Oversight and Compensation Policy Risks

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of our shareholders. This structure provides for a greater role for the independent directors in the oversight of Methode and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

Our Board of Directors oversees Methode’s risk management practices. Our Board and committees review information regarding Methode’s market, competition and financial risks, as well as risks associated with Methode’s operations, employees and political risks encountered by Methode throughout the globe. Our Audit Committee discusses with management Methode’s major financial risk exposures and the steps management has taken to monitor and control such exposures, and reviews the process by which risk is managed and assessed. Our Compensation Committee evaluates risks arising from Methode’s compensation practices and policies. Our Nominating and Governance Committee reviews and evaluates Methode’s policies and practices with respect to risk management and risk assessment in areas such as business operations, human resources, international operations, intellectual property and information technology. The entire Board of Directors is regularly informed about the risk management policies and practices monitored by the various committees. The Board of Directors also receives reports directly from officers responsible for assessing and managing particular risks within Methode.

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We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Methode. The Compensation Committee monitors the mix and design of the elements of executive compensation and believes that our compensation programs do not encourage management to assume excessive risks.

Nominating Process of the Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for identifying and recommending to our Board of Directors individuals qualified to become directors consistent with criteria approved by our Board. In considering potential candidates for our Board, including with respect to nominations for re-election of incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience consistent with our needs; specific areas of expertise and leadership roles; and the ability to bring diversity to our Board. While the Nominating and Governance Committee charter and our Corporate Governance Guidelines do not prescribe diversity standards, the Committee considers diversity in the context of the Board as a whole, including whether the potential candidate brings complementary skills and viewpoints. The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of Board membership, including membership on appropriate committees.

The Committee identifies potential nominees by asking current directors and others to notify the Committee if they become aware of persons, meeting the criteria described above, who may be available to serve on our Board. The Committee has sole authority to retain and terminate any search firm used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms. Historically, the Committee has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and our Board’s contacts are not sufficient to identify an appropriate candidate.

The Committee will consider suggestions from our shareholders. Any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by Board members are evaluated. Upon receiving a shareholder recommendation, the Committee will initially determine the need for additional or replacement Board members and evaluate the candidate based on the information the Committee receives with the shareholder recommendation or may otherwise acquire, and may, in its discretion, consult with the other members of our Board. If the Committee determines that a more comprehensive evaluation is warranted, the Committee may obtain additional information about the director candidate’s background and experience, including by means of interviews with the candidate.

Our shareholders may recommend candidates at any time, but the Committee requires recommendations for election at an annual meeting of shareholders to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement in connection with the previous year’s annual meeting. The Committee believes this deadline is appropriate and in the best interests of Methode and our shareholders because it ensures that the Committee has sufficient time to properly evaluate all proposed candidates. Therefore, to submit a candidate for consideration for nomination at the 2016 annual meeting of shareholders, a shareholder must submit the recommendation, in writing, by March 31, 2016. The written notice must include:

•	the name, age, business address and residential address of each proposed nominee and the principal occupation or employment of each nominee;

•	the number of shares of our common stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•	any other information concerning each nominee that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of those nominees.

Recommendations must be sent to the Nominating and Governance Committee, Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706. Information regarding the requirements to nominate a director at our 2016 Annual Meeting are set forth below under “Other Information — Shareholder Proposals and Director Nominations.”

Communications with Directors

Our annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of our Board of Directors on appropriate matters. All of our directors attended the 2014 annual meeting. We anticipate that all of our directors will attend the 2015 annual meeting.

In addition, interested parties may, at any time, communicate in writing with any particular director, or our independent directors as a group, by sending such written communication to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706. Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would

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be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business or communications that relate to other improper or irrelevant topics.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, as well as other employees. The code is available on our website at www.methode.com or in print upon any shareholder’s request.

If we make any substantive amendments to the Code of Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in accordance with applicable rules and regulations.

Stock Ownership Guidelines

Our Compensation Committee considers stock ownership by directors to be an important means of linking their interests with those of our shareholders. We maintain stock ownership guidelines for our directors. All directors are expected to own stock with a value equal to at least five times the annual cash retainer paid to Methode directors. The requirements are subject to a five year phase-in period. All of our directors were in compliance with our stock ownership policy for fiscal 2015.

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DIRECTOR COMPENSATION

We use a combination of cash and common stock to compensate our non-employee directors. Directors who are also our full-time employees are not paid for their services as directors or for attendance at meetings.

For the fiscal year ended May 2, 2015, our non-employee directors received an annual cash retainer of $44,000 and an attendance fee of $1,000 per committee meeting and for each board meeting other than the regularly scheduled quarterly meetings. In addition, in fiscal 2015, the Compensation Committee, upon the recommendation of the Nominating and Governance Committee, granted each non-employee director stock awards totaling 3,000 shares of common stock. Our Chairman of the Board and the Chair of each of our board committees received supplemental annual retainers in the following amounts: Chairman of the Board, $30,000; Chair of each of the Audit Committee and the Compensation Committee, $24,000; and Chair of each of the Nominating and Governance Committee and the Technology Committee, $12,000. In addition, members of our Audit Committee and Compensation Committee (other than the Chair) received an additional annual retainer of $10,000. Pursuant to our Deferred Compensation Plan, our directors may elect to defer up to 100% of their retainers and attendance fees per year. Additional information regarding the Deferred Compensation Plan is described under “Executive Compensation — Nonqualified Deferred Compensation,” below.

The following table sets forth certain information regarding compensation earned by our non-employee directors during the fiscal year ended May 2, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Walter J. Aspatore	109,000	111,593	220,593
Warren L. Batts	74,000	111,593	185,593
Darren M. Dawson	80,500	111,593	192,093
Stephen F. Gates	76,000	111,593	187,593
Isabelle C. Goossen	96,000	111,593	207,593
Christopher J. Hornung	87,000	111,593	198,593
Paul G. Shelton	94,000	111,593	205,593
Lawrence B. Skatoff	88,000	111,593	199,593

(1)	The Compensation Committee granted each non-employee director the following stock awards in fiscal 2015: 750 shares on July 7, 2014; 750 shares on September 17, 2014; and 1,500 shares on December 11, 2014. The reported amounts reflect the fair value at the respective date of grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”). Details of the assumptions used in valuing these awards are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 2, 2015.

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SECURITY OWNERSHIP

Five Percent Shareholders

The following table sets forth information regarding all persons known by Methode to be the beneficial owners of more than 5% of Methode’s common stock as of July 20, 2015 (except as set forth in the relevant footnotes).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
BlackRock, Inc.(1) 40 East 52nd Street New York, New York 10022	3,366,118	8.8
Dimensional Fund Advisors LP(2) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,419,996	6.3
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,967,138	5.1

(1)	In a Schedule 13G/A filed with the SEC on January 22, 2015, BlackRock, Inc. reported that, as of December 31, 2014, it has sole voting power with respect to 3,270,060 shares and sole dispositive power with respect to 3,366,118 shares.

(2)	In a Schedule 13G/A filed with the SEC on February 5, 2015, Dimensional Fund Advisors LP reported that, as of December 31, 2014, it has sole voting power with respect to 2,322,561 shares and sole dispositive power with respect to 2,419,996 shares.

(3)	In a Schedule 13G filed with the SEC on February 11, 2015, The Vanguard Group reported that, as of December 31, 2014, it has sole voting power with respect to 48,052 shares, sole dispositive power with respect to 1,921,886 shares and shared dispositive power with respect to 45,252 shares.

Directors and Executive Officers

The following table sets forth information regarding our common stock beneficially owned as of July 20, 2015 by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class (%)
Walter J. Aspatore	37,000	(2)	*
Warren L. Batts	67,000		*
Darren M. Dawson	10,000		*
Donald W. Duda	462,171	(3)	1.2
Stephen F. Gates	20,860		*
Isabelle C. Goossen	38,000		*
Christopher J. Hornung	128,850		*
Paul G. Shelton	55,000		*
Lawrence B. Skatoff	36,850	(4)	*
Timothy R. Glandon	81,109	(5)	*
Joseph E. Khoury	109,600	(6)	*
Douglas A. Koman	194,319	(7)	*
Thomas D. Reynolds	148,851	(8)	*
All current directors and executive officers as a group (15 individuals)	1,539,717	(9)	3.9

*	Percentage represents less than 1% of the total shares of common stock outstanding.

(1)	Beneficial ownership arises from sole voting and dispositive power unless otherwise indicated by footnote.

(2)	Includes 28,000 shares held jointly with Mr. Aspatore’s wife.

(3)	Includes 113,692 shares held jointly with Mr. Duda’s wife, options to purchase 40,000 shares of common stock exercisable within 60 days, 807 shares of common stock held in our 401(k) Plan, 207,672 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda at such time as the value of the award is deductible by us or Mr. Duda’s employment terminates, and 100,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda in the event of termination from Methode under any circumstance.

(4)	Shares are held jointly with Mr. Skatoff’s wife.

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(5)	Includes 38,030 shares held jointly with Mr. Glandon’s wife, options to purchase 12,000 shares of common stock exercisable within 60 days, 1,079 shares of common stock held in our 401(k) Plan and 30,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Glandon in the event of termination from Methode under any circumstance.

(6)	Includes options to purchase 16,000 shares of common stock exercisable within 60 days and 30,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Khoury in the event of termination from Methode under any circumstance.

(7)	Includes 93,449 shares held jointly with Mr. Koman’s wife, options to purchase 26,666 shares of common stock exercisable within 60 days, 34,204 shares of common stock held in our 401(k) Plan and 40,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Koman in the event of termination from Methode under any circumstance.

(8)	Includes 54,300 shares held jointly with Mr. Reynolds’s wife, options to purchase 20,000 shares of common stock exercisable within 60 days, 24,551 shares of common stock held in our 401(k) Plan and 50,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Reynolds in the event of termination from Methode under any circumstance.

(9)	Includes 450,972 shares held jointly, 15,000 shares held in trust, options to purchase 134,666 shares of common stock exercisable within 60 days, 67,867 shares of common stock held in our 401(k) Plan and 507,672 shares of vested restricted stock units.

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PROPOSAL ONE
ELECTION OF DIRECTORS

A Board of nine directors will be elected at the annual meeting. Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified. All of the nominees listed below currently serve as directors. All of the nominees were recommended unanimously to our Board of Directors by our Nominating and Governance Committee and were nominated by our Board of Directors. If any of these nominees is not a candidate for election at the annual meeting, an event which our Board of Directors does not anticipate, the proxies will be voted for a substitute nominee recommended to our Board of Directors by our Nominating and Governance Committee and nominated by our Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES.

Walter J. Aspatore, Chairman

Chairman Emeritus,

Amherst Partners, LLC

Director since 2008

Age 72

Mr. Aspatore has served as Chairman Emeritus of Amherst Partners, LLC, a business consulting firm, since 2010. Prior thereto, Mr. Aspatore was Chairman of Amherst Partners from 1994 through 2010. Mr. Aspatore has served as Chairman of our Board since September, 2012. Prior to co-founding Amherst Partners, Mr. Aspatore served in various officer positions at diversified manufacturing and technology businesses, including Cross and Trecker Corporation, the Warner and Swasey Company, Bendix Corporation and TRW Corporation. He also served as Vice Chairman and President of Onset BIDCO, a venture capital and subordinated debt fund, from 1992 to 1994. Mr. Aspatore also serves as a director of Mackinac Financial Corporation, a bank holding company. Mr. Aspatore’s consulting experience and service at various consulting, manufacturing and technology businesses has resulted in continued contributions to the Board.

Warren L. Batts

Retired Chairman and Chief Executive Officer,

Tupperware Corporation

Director since 2001

Age 82

Mr. Batts is the retired Chairman and Chief Executive Officer of Tupperware Corporation, a diversified consumer products company. Mr. Batts is also the retired Chairman of Premark International, Inc., a diversified consumer products company, where he also served as Chief Executive Officer from 1986 until 1996. Mr. Batts has taught as an Adjunct Professor of Strategic Management at the University of Chicago Graduate School of Business since 1998. Mr. Batts has served in the following key leadership positions: Chairman of the Board, Cook County Health & Hospital System; Life Director and Chairman, Lurie Children’s Hospital; Life Trustee, Art Institute of Chicago; Chairman, School of the Art Institute of Chicago; Life Trustee, Northwestern University; Director and Chairman, the National Association of Manufacturers; and Director, National Association of Corporate Directors. Mr. Batts served as Chairman of our Board from 2004 to 2012. Mr. Batts has used his corporate governance expertise, significant leadership experience and vast business knowledge to make contributions while on the Board.

Dr. Darren M. Dawson

Leroy C. and Aileen H. Paslay Dean,

College of Engineering,

Kansas State University

Director since 2004

Age 52

Dr. Dawson has served as the Dean of the College of Engineering of Kansas State University since July 1, 2014. Prior thereto, Dr. Dawson served as a Professor in the Electrical and Computer Engineering Department at Clemson University, where he held various professor positions since 1990. His research interests include nonlinear control techniques for mechatronic systems, robotic manipulator systems and vision-based systems. Dr. Dawson’s work has been recognized by several awards, including the Clemson University Centennial Professorship in 2000. Dr. Dawson’s academic and technical background has provided the basis for continued contributions to the Board’s operations and deliberations.

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Donald W. Duda

Chief Executive Officer and President,

Methode Electronics, Inc.

Director since 2001

Age 60

Mr. Duda has served as our Chief Executive Officer since May 2004 and our President since 2001. Mr. Duda joined us in 2000 and served as our Vice President - Interconnect Products Group. Prior to joining Methode, Mr. Duda held several positions with Amphenol Corporation, a manufacturer of electronic connectors, most recently as General Manager of its Fiber Optic Products Division from 1988 through 1998. Mr. Duda continues to use his executive background and unique understanding of Methode to contribute to the Board.

Stephen F. Gates

Special Counsel,

Mayer Brown LLP

Director since 2010

Age 69

Mr. Gates has served as Special Counsel at Mayer Brown LLP, a global law firm, since 2008. From 2003 through 2007, Mr. Gates served as Senior Vice President and General Counsel of ConocoPhillips, a large energy company and refiner. From 2002 through 2003, Mr. Gates was a Partner at Mayer Brown LLP, and from 2000 through 2002, Mr. Gates served as Senior Vice President and General Counsel of FMC Corporation, a diversified chemicals company. Mr. Gates’ legal background and corporate governance expertise have led to unique contributions to the Board.

Isabelle C. Goossen

Vice President and Chief Financial Officer,

Chicago Symphony Orchestra Association

Director since 2004

Age 63

Ms. Goossen has served as the Chief Financial Officer for the Chicago Symphony Orchestra Association since March, 2011. Ms. Goossen has served as the Vice President for Finance and Administration for the Chicago Symphony Orchestra Association since 2001. From 1986 through 1999, Ms. Goossen held several management positions with Premark International, Inc., a diversified consumer products company, most recently as Vice President and Treasurer from 1996 through 1999. Ms. Goossen also serves as a director of Columbian Mutual Life Insurance, a New York domestic life insurance company, and its subsidiary Columbian Life Insurance Company, an Illinois domestic life insurance company. Ms. Goossen has used her financial expertise and management background to make continued contributions to the Board.

Christopher J. Hornung, Vice Chairman

Co-Founder,

Sturbridge Capital

Director since 2004

Age 63

Mr. Hornung co-founded Sturbridge Capital, an investment fund, in January 2011, and has served as Chairman of Doskocil Manufacturing Company Inc., a producer and distributor of pet products, since January 1, 2014. Prior thereto, Mr. Hornung served as Chief Executive Officer of Next Testing, Inc., a provider of comprehensive, sport-specific athletic testing programs, from January 2007 to November 2013. From February 2004 through December 2006, Mr. Hornung served as President of the Pacific Cycle Division of Dorel Industries, Inc., a global consumer products company. Prior to the acquisition of Pacific Cycle by Dorel Industries Inc., Mr. Hornung served as the Chairman and Chief Executive Officer of Pacific Cycle. Mr. Hornung is a recipient of the Ernst & Young Entrepreneur of the Year Award and serves on an advisory board of the University of Wisconsin School of Business. His executive and entrepreneurial experience as well as his expertise regarding international sourcing and distribution has resulted in continued contributions to the Board.

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Paul G. Shelton

Retired Vice President and Chief Financial Officer,

FleetPride, Inc.

Director since 2004

Age 65

Mr. Shelton retired in 2003 as Vice President and Chief Financial Officer of FleetPride Inc., an independent heavy-duty truck parts distributor. From 1981 through 2001, Mr. Shelton served in various management positions at AMCOL International Corporation, a supplier of specialty minerals and chemicals, most recently as Senior Vice President from 1994 through 2001 and Chief Financial Officer from 1984 through 2001. Mr. Shelton serves on two private company boards and was a former member of the board of directors of AMCOL International Corporation and four private companies. Mr. Shelton has used his executive, financial and board experience to contribute to the operations and deliberations of the Board.

Lawrence B. Skatoff

Retired Executive Vice President and Chief Financial Officer,

BorgWarner Inc.

Director since 2004

Age 75

Mr. Skatoff retired in 2001 as Executive Vice President and Chief Financial Officer of BorgWarner Inc., a manufacturer of highly engineered systems and components for the automotive industry. Prior to joining BorgWarner Inc., Mr. Skatoff was Senior Vice President and Chief Financial Officer of Premark International, Inc., a diversified consumer products company, from 1991 through 1999. Before joining Premark, Mr. Skatoff was Vice President-Finance of Monsanto Company, a worldwide manufacturer of chemicals and pharmaceuticals. Mr. Skatoff’s executive experience and financial background has led to continued contributions to the Board.

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PROPOSAL TWO
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors is directly responsible for the appointment, termination, compensation, evaluation and oversight of our independent registered public accounting firm. Our Audit Committee has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2016, subject to ratification of the selection by our shareholders. Ernst & Young has served as our independent registered public accounting firm for many years and is considered to be well qualified.

Representatives of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

If our shareholders do not ratify the selection of Ernst & Young, our Audit Committee will reconsider the selection. Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Methode and our shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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proposal THREE
advisorY APPROVAL OF METHODE’S executive compensation

Section 14A of the Securities Exchange Act of 1934 requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.

As described under “Executive Compensation – Compensation Discussion and Analysis,” we seek to align the interests of our executives with the interests of our shareholders and reward performance.

The advisory vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers as disclosed in this proxy statement. The vote is advisory, which means that the vote is not binding on Methode, our Board of Directors or our Compensation Committee. Although this vote is nonbinding, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making decisions concerning executive compensation.

Shareholders may vote for or against the following resolution, or may abstain from voting. The affirmative vote of a majority of the shares present or represented at the annual meeting and entitled to vote is required to approve the proposed resolution.

We ask our shareholders to approve the following resolution:

“RESOLVED, that the compensation of Methode’s named executive officers, as disclosed in Methode’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby approved.”

Our Board of Directors recommends a vote “FOR” the approval of the FOREGOING RESOLUTION.

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AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our Board has determined that each member of our Audit Committee meets the requirements as to independence, experience and expertise established by the New York Stock Exchange. In addition, our Board has determined that Mr. Skatoff is an audit committee financial expert as defined by the SEC. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended May 2, 2015 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed and discussed with our independent registered public accounting firm, Ernst & Young, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).

The Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young the firm’s independence from management and Methode and considered the compatibility of nonaudit services with the firm’s independence.

Our Audit Committee discussed with our internal auditors and Ernst & Young the overall scope and plans for their respective audits. Our Audit Committee met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees - Public Company Accounting Oversight Board.

In reliance on the reviews and discussions referred to above, the Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended May 2, 2015 filed with the SEC.

AUDIT COMMITTEE
Lawrence B. Skatoff, Chairman
Walter J. Aspatore
Stephen F. Gates
Isabelle C. Goossen
Paul G. Shelton

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Auditing and Related Fees

Our Audit Committee engaged Ernst & Young to examine our consolidated financial statements for the fiscal year ended May 2, 2015. Fees paid to Ernst & Young for services performed during the 2015 and 2014 fiscal years were as follows:

	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$1,823,909	$1,660,283
Tax Fees(2)	$30,064	$24,091
All Other Fees(3)	$12,097	—
Total	$1,866,070	$1,684,374

(1)	Audit fees represent aggregate fees billed for professional services rendered by Ernst & Young for the audit of our annual financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory and regulatory filings and consultation with respect to various accounting and financial reporting matters.

(2)	For fiscal 2015 and 2014, tax fees primarily included fees for tax compliance.

(3)	All other fees for fiscal 2015 reflected fees for consultations regarding intercompany transfer pricing.

Pre-Approval Policy

Our Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by Ernst & Young and shall not engage Ernst & Young to perform non-audit services proscribed by law or regulation. In fiscal 2015, 100% of audit and non-audit services were approved by the Audit Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the key elements of our executive compensation program, including an analysis of compensation awarded to, earned by or paid to our named executive officers in fiscal 2015. For fiscal 2015, our named executive officers included Donald Duda, Chief Executive Officer; Douglas Koman, Chief Financial Officer; Thomas Reynolds, Chief Operating Officer; Timothy Glandon, Vice President and General Manager, North American Automotive; and Joseph E. Khoury, Vice President and General Manager, European Automotive.

Executive Summary

Our Compensation Committee strives to reward performance and align our executives’ interests with those of our shareholders. At our 2014 annual meeting, our shareholders approved our fiscal 2014 executive compensation with approximately 98% of voted shares cast in favor of the say-on-pay resolution.

In fiscal 2011, our Compensation Committee adopted a five-year long-term incentive program which concluded as of the end of fiscal 2015. This program included performance-based restricted stock awards (“RSAs”), performance-based tandem cash awards (“Tandem Cash Awards”), restricted stock units (“RSUs”), and stock options. The vesting of performance-based RSAs and Tandem Cash Awards were based on the achievement of internal enterprise value hurdles at the end of fiscal 2015. Based on our performance, our named executive officers earned the maximum amount of RSAs and Tandem Cash Awards. The time-based RSUs vested annually through fiscal 2015. Stock options were granted annually from fiscal 2011 through fiscal 2015. The options vest one-third upon each of the first, second and third anniversaries of the grant date. Details regarding these awards, including the threshold and target levels of performance under the RSA and Tandem Cash Awards, are described below under “Five-Year Long-Term Incentive Program Launched in Fiscal 2011.”

The following summarizes Methode’s performance and key accomplishments during fiscal years 2011 to 2015, which comprise the period included in the five-year long-term incentive program.

•	We achieved record revenues, pre-tax profits, and EPS levels in fiscal 2015. Revenues grew at an annualized rate of 18.5% during the five-year period, which supported annualized pre-tax profit growth and diluted EPS growth of 73.0% and 47.5%, respectively.

•	We realized strong annualized total shareholder return of 34.0% during the period, compared to 21.7% among our compensation peer group and 13.6% for the NYSE composite index.

•	Our industry-leading performance reflected the introduction of numerous new products and technologies, the benefits of selective licensing and other business arrangements, the expansion of lower-cost manufacturing facilities and further vertical integration.

Our Compensation Committee is currently considering adopting a new five-year long-term incentive program for our executive officers consisting of a mix of 65% performance-based restricted stock and 35% time-based restricted stock units. The Compensation Committee does not currently anticipate awarding stock options or tandem cash awards under the new program. Under the proposed program, the vesting of the performance-based restricted stock will be determined based on our fiscal 2020 EBITDA, subject to certain potential adjustments, as compared to a threshold, target and maximum performance goal. The Compensation Committee expects to adopt the new five-year long-term program in the second quarter of fiscal 2016. This description of the five-year long-term incentive program reflects the proposed terms of the program at this time, and these terms are subject to change at the discretion of the Compensation Committee. Following the adoption of the new program, Methode intends to file a Current Report on Form 8-K to report the material terms and conditions of the awards to our named executive officers.

In connection with setting fiscal 2015 compensation for our named executive officers, our Compensation Committee reviewed our peer group in March 2014, and our executive compensation program in June and July of 2014. After considering information provided by Frederic W. Cook & Co., Inc., the Compensation Committee’s independent executive compensation consultant, and certain other factors, the Compensation Committee made certain key decisions regarding fiscal 2015 executive compensation, as described below.

•	The Compensation Committee adopted a new peer group to be used in executive compensation benchmarking for fiscal 2015. This peer group consisted of 15 companies, 8 of which were included in our fiscal 2014 peer group of 14 companies. The peer group was changed in light of the Company’s significant growth over the prior two years.

•	The Compensation Committee considered fiscal 2015 salaries for our named executive officers. The Compensation Committee noted the significant increase in the Company’s revenues from fiscal 2013 to fiscal 2014, discussed retention issues, reviewed advice from its compensation consultant regarding market practices and considered Mr. Duda’s recommendations (for officers other than himself). The Compensation Committee analyzed the appropriate guideline

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target to be used for salaries as compared to companies in the peer group and comparable companies within the applicable surveys. After review, the Compensation Committee decided to expand the guideline target for salaries from approximately the 50th percentile to between the 50th and the 75th percentile of competitive practice which aligned with the Company’s positioning in terms of revenues, net income and market capitalization versus its benchmark peer group. The Compensation Committee reaffirmed that in setting salaries and other compensation for executive officers, the Compensation Committee’s guidelines should be considered together with other relevant factors, including the individual performance, skills and experience of each executive, internal pay equity issues, and the Company’s performance. After deliberation, and in light of the Company’s strong fiscal 2014 performance, the Compensation Committee increased Mr. Duda’s salary for fiscal 2015 by 3.5%. Upon the recommendation of Mr. Duda and after deliberation, the Compensation Committee increased the fiscal 2015 salaries of our other named executive officers as follows: Mr. Koman, 9.2%, Mr. Reynolds, 11.8%, Mr. Glandon, 9.3%; and Mr. Khoury, 16.2%.

•	In light of the Company’s strong fiscal 2014 performance, the Compensation Committee awarded the named executive officers discretionary fiscal 2015 cash bonuses in the following amounts: Mr. Duda, $115,000, Mr. Koman, $90,000, Mr. Reynolds, $90,000, Mr. Glandon, $50,000; and Mr. Khoury, $65,000.

•	The Compensation Committee made fiscal 2015 annual performance-based cash bonus awards. For all of our named executive officers, 70% of the annual performance-based cash bonus continued to be based on a pre-tax income measure (as adjusted for certain compensation expenses, acquisitions and related expenses and divestitures and related gains/losses and expenses). The Compensation Committee increased the maximum amount payable with respect to the pre-tax income measure from 150% to 200% of the amount payable at the target level of performance.

•	The Compensation Committee granted awards of stock options to our named executive officers. As contemplated by our five-year long-term incentive program, the number of options granted to each named executive officer in fiscal 2015 equaled the number of options granted to such executive officer in each of fiscal 2011, 2012, 2013 and 2014.

Our executive compensation program contains components and features that are designed to align the interests of our named executive officers with our shareholders’ interests. For example,

•	Our executives do not participate in pension plans or receive other post-retirement benefits, nor do they generally have employment or severance agreements (other than in connection with a change of control).

•	We maintain “double-trigger” change of control agreements and the executives are only entitled to a severance payment if we terminate without cause or executive terminates for good reason subsequent to a change of control.

•	Effective May 1, 2015, we do not provide for gross-up payments for excise taxes for our executive officers in connection with a change of control.

•	Our fiscal 2011 five-year long-term incentive program included a balanced mix of performance-based RSAs and Tandem Cash Awards, RSUs and stock options.

•	Our annual bonuses are performance based.

•	We disclose the performance measures for our fiscal 2011 RSAs and Tandem Cash Awards and our fiscal 2015 performance-based annual bonuses in this Compensation Discussion and Analysis.

•	Our 2014 Omnibus Incentive Plan contains certain restrictions that we believe reflect sound corporate governance principles, including the following:

•	dividends on performance-based stock awards and dividend equivalents on performance-based stock unit awards are paid only to the extent the awards vest; and

•	awards to employees are subject to the following minimum vesting requirements: (i) stock options, performance-based restricted stock, restricted stock units or performance units − at least one year; and (ii) time-based restricted stock, restricted stock units or performance units − at least three years, with no more frequent than ratable vesting over the vesting period. The minimum vesting requirements are not applicable in the event vesting is accelerated under certain circumstances such as death or disability, and the plan provides for an exception to the minimum vesting requirement for up to ten percent (10%) of the number of shares authorized for issuance under the plan.

•	The Compensation Committee annually engages an independent compensation consultant to review the competitiveness and effectiveness of our executive compensation program.

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•	We require all of our executive officers to hold substantial amounts of our common stock. In addition, shares of common stock underlying the RSUs awarded in fiscal 2011 will not be delivered to the executive until the earlier of the executive’s termination of employment or a change of control of Methode.

•	In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy permits us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years.

•	Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.

In addition, a significant amount of each of our named executive officer’s compensation is variable compensation and “at risk” for non-payment if we fail or the executive fails to meet performance targets. Consistent with our pay-for-performance philosophy, approximately 67% of our Chief Executive Officer’s fiscal 2015 compensation is composed of performance-based compensation, consisting of RSAs, Tandem Cash Awards, stock options and an annual cash bonus.*

The following charts illustrate the components of fiscal 2015 compensation for our Chief Executive Officer and for our other named executive officers.*

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*	For these purposes, in consideration of the purpose and structure of our fiscal 2011 five-year long-term incentive program, we have included one-fifth of the grant date fair value of the fiscal 2011 RSA awards (at maximum performance) and RSU awards as a component of fiscal 2015 compensation. In addition, we have included one-fifth of the value of the Tandem Cash Awards, valued based on the grant date fair value of the RSAs. Information regarding the amounts paid for the Tandem Cash Awards is included below under “Executive Compensation – Summary Compensation Table” and information regarding the fiscal year-end value of the vested RSAs is included below under “Executive Compensation – Option Exercises and Stock Vested.”

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program.

Objectives and Measurement Principles

Our executive compensation program supports our objective of enhancing shareholder value through a competitive program that attracts and retains high-quality talent and rewards executives for demonstrating strong leadership and delivering results. Our executive compensation program is designed to:

•	Provide executives with a competitive pay arrangement.

•	Link short-term cash incentive pay to achievement of individual and company objectives.

•	Link long-term equity and cash incentive pay to achievement of company strategic and financial objectives.

•	Align executive interests with shareholder interests by providing for capital accumulation through awards of RSAs, RSUs and stock options and encourage significant ownership of our common stock by our executive officers.

Our Compensation Process

Our Overall Process. Our Compensation Committee meets as often as necessary to perform its duties. In fiscal 2015, our Compensation Committee met seven times. Our Compensation Committee typically meets with Donald Duda, Chief Executive Officer, and, where appropriate, Douglas Koman, Chief Financial Officer.

Our Compensation Committee annually engages a compensation consultant to review the competitiveness and effectiveness of our executive compensation program and annually reviews summaries of our named executive officers’ compensation. Our Compensation Committee also annually reviews company performance relative to peers and survey data.

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Our Chief Executive Officer’s compensation is determined by our Compensation Committee. Management does not make recommendations to our Compensation Committee regarding compensation elements with respect to Mr. Duda’s compensation. For named executive officers other than Mr. Duda, compensation packages are developed and recommended by Mr. Duda, in consultation with Mr. Koman, and based on guidelines provided by our Compensation Committee. Our Compensation Committee determines whether to approve these recommendations, subject to any modifications that it may deem appropriate.

Role of Compensation Consultant. In December 2013, our Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FWC”), an executive compensation consulting firm, to provide compensation consulting services. During fiscal 2015, FWC conducted a review of the executive compensation peer group used by the Compensation Committee for competitive benchmarking purposes and provided general advice on executive compensation practices and governance. The Compensation Committee reviewed information provided by FWC addressing the independence of FWC and the representatives serving the Committee. Based on this information, the Compensation Committee concluded that the work performed by FWC and its representatives involved in the engagement did not raise any conflict of interest and that FWC and such representatives are independent from Methode management.

Consideration of 2014 Say-on-Pay Vote Results. At our 2014 annual meeting, our shareholders approved our fiscal 2014 executive compensation, with approximately 98% of voted shares cast in favor of the say-on-pay resolution. Our Compensation Committee considered the results of the 2014 say-on-pay vote along with other factors when making executive compensation decisions. In light of the long-term focus of our executive compensation program and the Compensation Committee’s satisfaction with the program, the Compensation Committee maintained our executive compensation program for fiscal 2015, with the modifications described herein.

Market Benchmarking and Positioning of Fiscal 2015 Executive Compensation

We strive to provide compensation opportunities that are market competitive. In order to assist the Compensation Committee achieve this objective for fiscal 2015, FWC was retained to conduct a review of our executive compensation peer group and benchmark our executive compensation program using a peer group and survey data. The Compensation Committee considers this benchmarking information in reviewing each element of our compensation program.

After considering the advice of FWC, the Compensation Committee adopted a new peer group to be used in executive compensation benchmarking for fiscal 2015. This peer group consisted of 15 companies, 8 of which were included in our fiscal 2014 peer group of 14 companies. The peer group was changed in light of the Company’s significant growth over the prior two years.

The peer group used for benchmarking purposes in fiscal 2015 was selected using the following criteria:

•	Size as measured by revenue – we generally targeted companies with revenue not less than half nor more than two times our annual revenue.

•	Size as measured by market capitalization – we generally targeted companies with market capitalization not less than one-third nor more than three times our market capitalization.

•	Similar-type businesses – we generally targeted companies that are multinational and engage in businesses with similar technology, products and markets.

In assessing the financial performance of these peer companies, our Compensation Committee considered a number of factors, including revenue, net income, return on equity and total shareholder return.

For compensation decisions affecting fiscal 2015 compensation, the peer group included the following companies:

CTS Corporation	IPG Photonics Corporation	Remy International, Inc.
Dorman Products, Inc.	Littelfuse, Inc.	Rogers Corporation
Drew Industries, Incorporated	Measurement Specialties Inc.	Standard Motor Products, Inc.
Franklin Electric Company, Inc.	MTS Systems Corporation	Stoneridge, Inc.
Gentherm Incorporated	Powell Industries, Inc.	Universal Electronics Inc.

In benchmarking our compensation program for fiscal 2015, the Compensation Committee reviewed information provided by FWC from the following third-party executive pay surveys: (i) 2013 Mercer Executive Benchmark; (ii) 2013 Hewitt TCM; (iii) 2013 Towers Watson U.S. CDB; and (iv) 2013 Towers Watson Top Management.

As a general policy, we targeted fiscal 2015 total direct compensation (base salary, annual cash bonus and long-term incentive compensation) for our named executive officers in the 50th to 75th percentile range which aligned with the Company’s positioning in terms of revenues, net income and market capitalization versus its peer group. In setting salaries and other compensation for executive officers, the Compensation Committee considered this target range, together with other relevant factors, including the individual performance and experience of each executive, retention issues, internal pay equity issues, the Company’s performance and expected future contributions of each executive. In making benchmarking determinations for fiscal 2015

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compensation, the Compensation Committee assumed that each executive would achieve the target level of performance under all performance-based awards. In addition, in valuing the fiscal 2011 RSA and RSU awards, the Compensation Committee reviewed the purpose and structure of the five-year equity award program and decided it was appropriate to include one-fifth of the value of these shares in these comparative calculations for each of fiscal 2011, 2012, 2013, 2014 and 2015.

In setting compensation for each named executive officer, our Compensation Committee also reviews historical compensation levels, internal equity and consistency factors, tenure and industry conditions. These and other factors may affect whether total direct compensation for each of our named executive officers falls within the benchmark range. In addition, total direct compensation for one or more of our named executive officers could be above or below the target range depending on the amounts earned under the performance-based awards.

Consistent with our pay-for-performance philosophy, our executive compensation program is generally structured so that a significant amount of each of our named executive officers’ compensation is variable compensation and “at risk” for non-payment if we fail or the executive fails to meet performance targets.

Elements of Fiscal 2015 Compensation

Base Salary. Our Compensation Committee establishes base salaries on an annual basis, taking into account levels of responsibility, prior experience and breadth of knowledge, potential for advancement, recent promotions, past performance, internal equity issues and external pay practices. During the process to consider fiscal 2015 salary levels, the Compensation Committee noted the significant increase in the Company’s revenues from fiscal 2013 to fiscal 2014, discussed retention issues, reviewed advice from its compensation consultant regarding market practices, and considered Mr. Duda’s recommendations (for officers other than himself). The Compensation Committee analyzed the appropriate guideline benchmark target to be used for salaries as compared to companies in the peer group and comparable companies within the applicable surveys.

After review, the Compensation Committee decided to expand the benchmark guideline target for salaries from approximately the 50th percentile to between the 50th and the 75th percentile of competitive practice which aligned with the Company’s positioning in terms of revenues, net income and market capitalization versus its benchmark peer group. After deliberation, and in light of the Company’s strong fiscal 2014 performance, the Compensation Committee increased Mr. Duda’s salary for fiscal 2015 by 3.5%. Upon the recommendation of Mr. Duda and after deliberation, the Compensation Committee increased the fiscal 2015 salaries of our other named executive officers as follows: Mr. Koman, 9.2%, Mr. Reynolds, 11.8%, Mr. Glandon, 9.3%; and Mr. Khoury, 16.2%.

Annual Performance-Based Bonuses. In July 2014, our Compensation Committee established fiscal 2015 annual performance-based cash bonus awards for all executive officers. In general for fiscal 2015, we targeted annual bonus opportunities for our named executive officers in the 50th to 75th percentile range among companies in our peer group and comparable companies within the applicable compensation surveys. In setting the performance measures, our Compensation Committee considered, among other matters, past performance, the fiscal 2015 operating budget, general economic conditions and Methode’s strategic plan. After considering the benchmarking information provided by FWC, the Compensation Committee determined that 70% of the annual performance-based cash bonus would continue to be based on a pre-tax income measure (as adjusted for certain compensation expenses, acquisitions and related expenses and divestitures and related gains/losses and expenses). The Compensation Committee increased the maximum amount payable with respect to the pre-tax income measure from 150% to 200% of the amount payable at the target level of performance, which aligns with competitive practice among the peer group.

Set forth below is an outline of the annual performance-based cash bonus awards for fiscal 2015 performance, including the maximum bonus, the relevant performance measures and the bonus paid.

Executive	Maximum Bonus	Performance Measures and Amount Payable*	Bonus Paid
Donald W. Duda	$1,147,500

(1)   Achieve consolidated pre-tax income (as adjusted for business acquisitions or dispositions and certain compensation expenses) of between $75.8 million (threshold), $95.0 million (target) and $100.0 million (maximum). $94,500, $472,500 and $945,000 payable at threshold, target and maximum, respectively; and

(2)   Achieve $50.0 million in new business annual sales with a minimum established pre-tax margin ($202,50 payable).

			$1,147,500 – Achieved number (1) at maximum and achieved (2).

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Executive	Maximum Bonus	Performance Measures and Amount Payable*	Bonus Paid
Douglas A. Koman	$398,310

(1)   Achieve consolidated pre-tax income (as adjusted for business acquisitions or dispositions and certain compensation expenses) of between $75.8 million (threshold), $95.0 million (target) and $100.0 million (maximum). $32,802, $164,010 and $328,020 payable at threshold, target and maximum, respectively;

(2)   Identify certain worldwide tax savings strategies and present report to the Board ($35,145 payable); and

(3)   Implement certain personnel objectives ($35,145 payable).

			$362,165 – Achieved number (1) at maximum and achieved (2). Did not achieve (3).

Thomas D. Reynolds	$532,950

(1)   Achieve consolidated pre-tax income (as adjusted for business acquisitions or dispositions and certain compensation expenses) of between $75.8 million (threshold), $95.0 million (target) and $100.0 million (maximum). $43,890, $219,450 and $438,900 payable at threshold, target and maximum, respectively; and

(2)   In fiscal 2015, achieve a budgeted amount of savings initiatives related to design, manufacturing, price, sourcing and logistics, and also identify a budgeted amount of additional savings for fiscal 2016, subject to certain exclusions. ($94,050 payable).

			$532,950 – Achieved number (1) at maximum and achieved (2).

Timothy R. Glandon	$330,990

(1)   Achieve consolidated pre-tax income (as adjusted for business acquisitions or dispositions and certain compensation expenses) of between $75.8 million (threshold), $95.0 million (target) and $100.0 million (maximum). $27,258, $136,290 and $272,580 payable at threshold, target and maximum, respectively; and

(2)   Identify a budgeted amount of business improvement initiatives and/or cost savings initiatives for fiscal 2016, subject to certain exclusions. ($58,410 payable).

			$272,580 – Achieved number (1) at maximum. Did not achieve (2).

Joseph E. Khoury	$401,676

(1)   Achieve consolidated pre-tax adjusted income (as adjusted for business acquisitions or dispositions) from our Malta operations of between $18.3 million Euros (threshold), $22.9 million Euros (target) and $23.5 million Euros (maximum). $33,079, $165,396 and $330,792 payable at threshold, target and maximum, respectively; and

(2)   Achieve $30.0 million in new business annual sales for Methode Europe with a minimum established pre-tax margin ($70,884 payable).

			$401,676 – Achieved number (1) at maximum and achieved (2)

*	Payouts are interpolated for performance falling between established performance objectives.

Discretionary Cash Bonus. From time to time, our Compensation Committee awards discretionary cash bonuses to the executive officers for exceptional performance. In July 2014, in light of the Company’s strong fiscal 2014 performance, the Compensation Committee awarded the named executive officers discretionary fiscal 2015 cash bonuses in the following amounts: Mr. Duda, $115,000, Mr. Koman, $90,000, Mr. Reynolds, $90,000, Mr. Glandon, $50,000; and Mr. Khoury, $65,000.

Equity Awards Granted in Fiscal 2015. As contemplated by our five-year long-term incentive program described below, stock options were the only equity awards made to our named executive officers in fiscal 2015. The exercise price for the options is $37.01, the closing price on the grant date, and the options vest one-third upon each of the first, second and third anniversaries of the grant date. The number of options granted to each named executive officer equaled the number of options granted to such executive officer in each of fiscal 2011, 2012, 2013 and 2014. Our Compensation Committee believes that equity-based compensation is one of the most effective means of ensuring that our executive officers have a continuing stake in our long-term success.

Other Benefits and Perquisites. Our U.S.-based executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and, as applicable, our 401(k) savings plan (with a company contribution

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equal to three percent (3%) of salary, subject to certain limitations), in each case on the same basis as our other employees. Our U.S.-based executive officers are also provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan. We have never contributed any amounts to the Deferred Compensation Plan on behalf of any of the named executive officers. For a description of the Deferred Compensation Plan, please see “Executive Compensation — Nonqualified Deferred Compensation,” below. In addition, a few perquisites are provided to the named executive officers. Perquisites include a company car allowance, professional association dues and provision for an annual physical exam.

Change of Control Payments. We have entered into change of control agreements with all of our named executive officers, other than Mr. Khoury, that provide certain benefits upon termination in connection with a change of control event. These agreements are designed to promote stability and continuity of senior management if a change of control event were to occur, both of which are in the best interest of Methode and our shareholders. Effective May 1, 2015, our executives are not entitled to a gross-up payment for excise taxes under our change of control agreements. Our change of control provisions for the named executive officers are summarized below under “Executive Compensation − Potential Payments Upon Termination or Change of Control.”

Five-Year Long-Term Incentive Program Launched in Fiscal 2011

In fiscal 2011, our Compensation Committee adopted a five-year long-term incentive program composed of performance-based RSAs, annual stock option awards, time-based RSUs, and a Tandem Cash Award. The Compensation Committee developed the five-year program in conjunction with managements’ adoption of a five-year strategic plan aimed at increasing sales and profitability. The Compensation Committee determined that a longer term plan was appropriate due to the lengthy sales cycles and significant upfront capital requirements for the products to be developed pursuant to the strategic plan. The Compensation Committee concluded that the mix of performance-based RSAs, Tandem Cash Awards, annual stock option awards and time-based RSUs would reward long-term performance and encourage retention.

In valuing the fiscal 2011 RSA and RSU awards for benchmarking purposes, the Compensation Committee reviewed the purpose and structure of the five-year long-term incentive program and decided it was appropriate to include one-fifth of the grant date fair value of these shares for this purpose. In structuring the five-year long-term incentive program, the Compensation Committee targeted annualized equity awards for our named executive officers near the 75th percentile among companies in the peer group and comparable companies within the applicable compensation surveys and databases.

Set forth below is a table and discussion outlining the fiscal 2011 awards:

	Number of Shares
Executive	RSAs	RSUs	Stock Options
Donald W. Duda	200,000	100,000	40,000
Douglas A. Koman	80,000	40,000	16,000
Thomas D. Reynolds	100,000	50,000	20,000
Timothy R. Glandon	60,000	30,000	12,000
Joseph E. Khoury	60,000	30,000	12,000

Performance-Based RSAs. The number of RSAs that vest depends on Methode’s internal enterprise value at the end of fiscal 2015 (“2015 IEV”). For this purpose, 2015 IEV equals the product of (i) fiscal 2015 EBITDA and (ii) 7.5 (the historic multiple of EBITDA), subject to adjustment for cash, short-term investments, debt, preferred stock, certain equity issuances, certain acquisitions and changes in the dividend rate. The Compensation Committee selected IEV in order to focus management on improving operating performance. The awards reflect a threshold 2015 IEV of $429.9 million (the “Threshold”) and a target 2015 IEV of $600.9 million (the “Target”). The following chart sets forth the portion of the RSAs that will vest based on 2015 IEV.

2015 IEV	Portion of RSAs That Will Vest
Less Than or Equal to Threshold	None
Between Threshold and Target	Fraction equal to:
Greater Than or Equal to Target	All

In structuring these RSAs, the Compensation Committee recognized that many of Methode’s products require design-in and have long lead times before related sales and profits are realized (frequently as long as 3-5 years). The Compensation Committee established the performance hurdles for these RSAs based on its review of management’s five-year projections. For each executive, the RSAs granted represent approximately 40% of the shares that would have been awarded over a five-year period based on historical practices.

Our 2015 IEV of $1.25 billion exceeded the Target and, therefore, one-hundred percent of the RSAs vested.

Dividends were not paid on the RSAs until the shares vested. At the time the RSAs vested, the executives were paid an amount based on the dividends declared during the restricted period and the number of shares earned.

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Tandem Cash Awards. In connection with the grant of the fiscal 2011 RSAs, the Compensation Committee granted Tandem Cash Awards to our management team. The amount payable depends on three factors: (i) 2015 IEV; (ii) the number of RSAs earned by the executive (the “RSA Number”); and (iii) the closing price of our common stock as of May 1, 2015 (the “Stock Price”). The performance threshold is 2015 IEV of $600.9 million (the “Tandem Cash Threshold”) and the performance target is 2015 IEV of $726.5 million (the “Tandem Cash Target”).

The following chart sets forth the amounts payable based on 2015 IEV.

2015 IEV	Amount of Tandem Cash Awards Payable
Less Than or Equal to Tandem Cash Threshold	None

Between Tandem Cash Threshold and Tandem Cash Target	0.4 x RSA Number x Stock Price x

Greater Than or Equal to Tandem Cash Target	0.4 x RSA Number x Stock Price

Our 2015 IEV of $1.25 billion exceeded the Tandem Cash Target and, therefore, all of our executive officers were entitled to a payment equal to 0.4 x their respective RSA Number x the Stock Price of $43.59. The amount paid to each of our named executive officers under the Tandem Cash Awards is disclosed below in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation – Tandem Cash.”

RSUs. The RSUs vested 20% each year on the last day of Methode’s fiscal year and became 100% vested on May 2, 2015. In order to best align the interests of management with our shareholders, shares of common stock will not be delivered to the executive until the earlier of the executive’s termination of employment or a change of control of Methode, and the executive is not permitted to dispose of these RSUs prior to such event. Dividends were not paid on the RSUs until the units vested. Following vesting and until the delivery of the underlying common stock, each executive is entitled to a quarterly payment in an amount equal to the aggregate per share cash dividend paid during the quarter multiplied by the number of vested RSUs held by the executive. For each executive, these RSUs represent approximately 20% of the shares that would have been awarded over a five-year period based on historical practices.

Annual Stock Options. Stock options were granted annually from fiscal 2011 through fiscal 2015. The same number of options were granted to each named executive officer in fiscal 2015 as in each of fiscal 2011, 2012, 2013 and 2014. These options vest one-third upon each of the first, second and third anniversaries of the grant date. For each executive, the aggregate number of options awarded from fiscal 2011 through fiscal 2015 represents approximately 40% of the shares that would have been awarded over a five-year period based on historical practices. In the event of a change of control, all unvested stock options will become immediately and fully vested.

Five-Year Long-Term Incentive Program Expected to Be Launched in Fiscal 2016

Our Compensation Committee is currently considering adopting a new five-year long-term incentive program for our executive officers consisting of a mix of 65% performance-based restricted stock and 35% time-based restricted stock units. The Compensation Committee does not currently anticipate awarding stock options or tandem cash awards under the new program. Under the proposed program, the vesting of the performance-based restricted stock will be determined based on our fiscal 2020 EBITDA, subject to certain potential adjustments, as compared to a threshold, target and maximum performance goal. The Compensation Committee expects to adopt the new five-year long-term program in the second quarter of fiscal 2016. This description of the five-year long-term incentive program reflects the proposed terms of the program at this time, and these terms are subject to change at the discretion of the Compensation Committee. Following the adoption of the new program, Methode intends to file a Current Report on Form 8-K to report the material terms and conditions of the awards to our executive officers.

Significant Policies and Procedures

Stock Ownership Policy. Our Compensation Committee considers stock ownership by management to be an important means of linking management’s interests with those of our shareholders. After considering the importance of stock ownership, our Compensation Committee maintains stock ownership guidelines for our executive officers. The amount of stock required to be owned increases with the level of responsibility. The requirements are subject to a phase-in period in the event of a new hire or a promotion. Our Chief Executive Officer is expected to own stock with a value at least equal to six (6) times his base salary and our Chief Financial Officer and Chief Operating Officer are expected to own stock with a value at least equal to three (3) times their base salary. All other executive officers are expected to own stock with a value at least equal to two (2) times their base salary. Vested RSAs and vested RSUs are included in the calculation of stock ownership for purposes of these guidelines. The value of each executive officer’s common stock holdings is determined as of the end of each fiscal year based on the average daily closing price of Methode’s common stock for such fiscal year. All of our named executive officers were in compliance with our stock ownership guidelines for fiscal 2015.

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Insider Trading Policy. Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.

Policy With Respect to Deductibility of Compensation. Section 162(m) of the Code generally denies corporate tax deductions for annual compensation exceeding $1 million paid to certain employees (generally the chief executive officer and the three other most highly compensated executive officers of a public company, but excluding the chief financial officer), unless that compensation qualifies as performance-based compensation under a shareholder approved plan and meets certain other technical requirements. While it is the general intention of our Compensation Committee to maximize deductibility, our Compensation Committee seeks to make decisions that are in the best interest of Methode and its shareholders, even if those decisions do not result in full deductibility under Section 162(m). Our Compensation Committee and Mr. Duda have worked together to diminish the amount of non-deductible compensation paid to Mr. Duda. As part of this process, Mr. Duda agreed to defer significant amounts of compensation through fiscal 2015 and beyond.

Clawback Policy. In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy permits us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years.

Practices Regarding Grants of Equity Awards. Historically, our broad-based equity grants were generally made at a scheduled meeting of our Compensation Committee occurring during the first quarter of our fiscal year. Our Compensation Committee may choose to make grants of equity awards outside the annual broad-based grant, including in the case of newly hired employees, promotions or other circumstances. Under our 2014 Omnibus Incentive Plan, stock options may not be granted with an exercise price less than the fair market value of the underlying common stock on the date of grant and the term cannot exceed ten years. As previously disclosed, the Compensation Committee currently anticipates adopting a new five-year long-term incentive program for our executive officers in the second quarter of fiscal 2016.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Isabelle C. Goossen, Chair
Warren L. Batts
Darren M. Dawson
Stephen F. Gates
Christopher J. Hornung
Paul G. Shelton

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by us to, or for the account of, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (the “named executive officers”) for the five fiscal years ended May 2, 2015.

Name and Principal Position	Fiscal Year(1)	Salary ($)(2)	Bonus(3)	Stock Awards ($)(1)(4)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(9)	Total ($)
				RSAs(5)	RSUs(6)		Tandem Cash(7)	Annual Bonus(8)
Donald W. Duda President and Chief Executive Officer	2015	675,000	115,000	—	—	599,600	3,487,200	1,147,500	429,130	6,453,430
	2014	664,538		—	—	335,600	—	880,200	265,433	2,145,771
	2013	560,168		—	—	165,200	—	168,050	102,303	995,721
	2012	560,168		—	—	170,800	—	188,000	89,401	1,008,369
	2011	560,168		1,940,000	970,000	207,600	—	376,000	244,117	4,297,885
Douglas A. Koman Chief Financial Officer, Vice President, Corporate Finance	2015	355,000	90,000	—	—	239,840	1,394,880	362,165	148,817	2,590,702
	2014	331,250		—	—	134,240	—	289,575	27,570	782,635
	2013	275,975		—	—	66,080	—	92,170	24,057	458,281
	2012	266,000		—	—	68,320	—	75,622	26,268	436,210
	2011	266,000		776,000	388,000	83,040	—	157,000	28,663	1,698,703
Thomas D. Reynolds Chief Operating Officer and Senior Vice President	2015	475,000	90,000	—	—	299,800	1,743,600	532,950	179,312	3,320,662
	2014	433,173		—	—	167,800	—	378,675	31,749	1,011,397
	2013	342,375		—	—	82,600	—	68,607	27,435	521,017
	2012	330,000		—	—	85,400	—	96,500	23,979	535,879
	2011	330,000		970,000	485,000	103,800	—	231,000	33,340	2,153,140
Timothy R. Glandon Vice President and General Manager, North American Automotive	2015	295,000	50,000	—	—	179,880	1,046,160	272,580	119,063	1,962,683
	2014	275,192		—	—	100,680	—	240,570	25,663	642,105
	2013	259,725		—	—	49,560	—	52,040	23,192	384,516
	2012	250,312		—	—	51,240	—	72,500	21,376	395,428
	2011	250,312		582,000	291,000	62,280	—	87,000	27,849	1,300,441
Joseph E. Khoury Vice President and General Manager, European Automotive(10)	2015	352,324	65,000	—	—	179,880	1,046,160	401,676	107,330	2,152,370
	2014	309,787		—	—	100,680	—	267,300	22,835	700,601

(1)	Fiscal 2011 compensation information is included in order to provide information regarding the performance-based RSAs and time-based RSU’s awarded under our five-year long-term incentive program launched in fiscal 2011 described in more detail above in Compensation Discussion and Analysis – Five-Year Long-Term Incentive Program Launched in Fiscal 2011.

(2)	The salary for fiscal 2014 reflects a period of 53 weeks.

(3)	Reflects discretionary cash bonuses awarded in early fiscal 2015 by the Compensation Committee in light of the Company’s strong fiscal 2014 performance.

(4)	Reflects the fair value at the date of grant. The value is calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Details of the assumptions used in valuing these awards are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 2, 2015.

(5)	Reflects the grant-date fair value of performance-based restricted stock awards, which vested as of the end of fiscal 2015 based on the achievement of certain financial targets for internal enterprise value.

(6)	Reflects the grant-date fair value of restricted stock units, which vest 20% each year on the last day of Methode’s fiscal year through fiscal 2015, provided that the named executive officer remains a Methode employee. The restricted stock units are not eligible to be converted into common stock until a change of control or the executive officer leaves Methode.

(7)	Reflects amounts paid under the performance-based Tandem Cash Awards under the fiscal 2011 five-year long-term incentive program. Additional information regarding these awards is included above in Compensation Discussion and Analysis – Five-Year Long-Term Incentive Program launched in Fiscal 2011.

(8)	Amounts reflect annual performance-based cash bonuses.

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(9)	Amounts included in All Other Compensation reflect the following for fiscal 2015:

Executive	Vested RSU Dividend Equivalents ($)	Vested RSA Dividend Equivalents ($)	401(k) Contribution ($)	Life Insurance ($)	Car Allowance ($)	Membership/ Club Dues ($)	Executive Physical ($)
Mr. Duda	109,800	290,000	7,800	2,752	9,600	0	9,178
Mr. Koman	11,520	116,000	7,800	3,048	9,600	849	0
Mr. Reynolds	11,400	145,000	7,800	1,932	9,000	230	3,950
Mr. Glandon	8,640	87,000	7,800	552	8,400	50	6,621
Mr. Khoury	8,640	87,000	0	0	10,938	0	752

(10)	Mr. Khoury was not a named executive officer in fiscal 2011, 2012 or 2013. Mr. Khoury is a Lebanese resident. From April 28, 2013 to December 31, 2014, we paid Mr. Khoury’s cash compensation in Euros. For purposes of the above table, this cash compensation was converted from Euros to U.S. Dollars using the average exchange rate for the periods (1.3048 Euros to the U.S. Dollar in the fiscal 2015 period and 1.3469 Euros to the U.S. Dollar in fiscal 2014).

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended May 2, 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
Donald W. Duda	7/7/2014	94,500	675,000	1,147,500	40,000	37.01	599,600
Douglas A. Koman	7/7/2014	32,802	234,300	398,310	16,000	37.01	239,840
Thomas D. Reynolds	7/7/2014	43,890	313,500	532,950	20,000	37.01	299,800
Timothy R. Glandon	7/7/2014	27,258	194,700	330,990	12,000	37.01	179,880
Joseph E. Khoury	7/7/2014	33,079	236,280	401,676	12,000	37.01	179,880

(1)	Reflects annual performance-based cash bonus awards pursuant to the Methode Electronics, Inc. 2010 Cash Incentive Plan. The executive officers’ bonus amounts are based on achieving certain performance measures. Amounts earned in fiscal 2015 by the executive officers under this award are reported in “Compensation Discussion and Analysis” and in the column titled “Non-Equity Incentive Plan Compensation-Annual Bonus” in the “Summary Compensation Table.” Details regarding these awards, including the relevant performance measures, are set forth in “Compensation Discussion and Analysis.”

(2)	Reflects options granted pursuant to the 2010 Stock Plan. One-third of these options vest on each of the first, second and third anniversaries of the grant date. These options have a ten-year life.

(3)	Reflects the closing price of our common stock on the grant date.

(4)	Amounts represent the fair value as of the date of grant calculated in accordance with ASC 718. Details of the assumptions used in valuing these options are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 2, 2015.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at May 2, 2015.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Donald W. Duda	0	(2)	13,333	(2)	8.64	7/2/2022
	0	(3)	26,667	(3)	17.27	7/1/2023
	0	(4)	40,000	(4)	37.01	7/7/2024
Douglas A. Koman	5,333	(5)	0	(5)	10.70	7/12/2021
	0	(2)	5,333	(2)	8.64	7/2/2022
	5,333	(3)	10,667	(3)	17.27	7/1/2023
	0	(4)	16,000	(4)	37.01	7/7/2024
Thomas D. Reynolds	0	(2)	6,667	(2)	8.64	7/2/2022
	0	(3)	13,334	(3)	17.27	7/1/2023
	0	(4)	20,000	(4)	37.01	7/7/2024
Timothy R. Glandon	0	(2)	4,000	(2)	8.64	7/2/2022
	0	(3)	8,000	(3)	17.27	7/1/2023
	0	(4)	12,000	(4)	37.01	7/7/2024
Joseph E. Khoury	0	(2)	4,000	(2)	8.64	7/2/2022
	4,000	(3)	8,000	(3)	17.27	7/1/2023
	0	(4)	12,000	(4)	37.01	7/7/2024

(1)	One-third of these options vest on each of the first, second and third anniversaries of the grant date

(2)	These options were granted July 2, 2012.

(3)	These options were granted July 1, 2013.

(4)	These options were granted July 7, 2014.

(5)	These options were granted July 12, 2011.

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises by the named executive officers and the vesting of performance-based restricted stock and restricted stock units during fiscal 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Donald W. Duda	180,690	5,198,029	220,000	9,589,800
Douglas A. Koman	37,334	2,408,192	88,000	3,835,920
Thomas D. Reynolds	20,000	546,938	110,000	4,794,900
Timothy R. Glandon	36,000	1,035,160	66,000	2,876,940
Joseph E. Khoury	20,000	621,880	66,000	2,876,940

(1)	Calculated based on market value of Methode’s common stock at the time of exercise, minus the exercise cost.

(2)	Reflects performance-based RSAs and RSUs granted on November 8, 2010. The RSUs vested 20% each year on the last day of Methode’s fiscal year, becoming 100% vested on May 2, 2015. The RSAs vested as of May 2, 2015 upon the achievement of certain financial objectives. Additional information regarding these awards is included above in “Compensation Discussion and Analysis – Five-Year Long-Term Incentive Program Launched in Fiscal 2011.”

(3)	Calculated based on the closing price of Methode’s common stock on May 1, 2015 (the last trading day of fiscal 2015) of $43.59 per share.

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Nonqualified Deferred Compensation

The following table sets forth certain information regarding deferred compensation with respect to the named executive officers for fiscal 2015.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)
Donald W. Duda	0	0	3	0	30,959
Douglas A. Koman	154,805	0	117,488	0	1,213,900
Thomas D. Reynolds	125,000	0	12,936	0	216,715
Timothy R. Glandon	100,000	0	17,188	0	222,836
Joseph E. Khoury	0	0	0	0	0

(1)	All executive contributions were reported as compensation in the “Summary Compensation Table” under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns, depending on the source of the executive contribution.

(2)	Reflects distributions in accordance with the terms of each executive’s deferral election.

The Methode Electronics, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary, 100% of their annual bonus, and/or 100% of their Tandem Cash Award, if applicable, with an aggregate minimum deferral of $3,000. The minimum period of deferral is three years. Participants are immediately 100% vested.

In addition to employee-directed deferrals, we may make contributions to the Deferred Compensation Plan to make up for limits applicable under our qualified plans and may make additional discretionary contributions as well. Participants shall vest in company contributions in accordance with the schedule set forth in the applicable agreement or plan governing such contributions. We made no contributions to the Deferred Compensation Plan in fiscal 2015.

Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although we are under no obligation to invest the deferred amounts in any specified fund. This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds. Participants may reallocate account balances and/or future deferrals on a daily basis.

Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability, termination of employment or a change of control. Accounts are distributed in a lump sum or, in certain circumstances, in installments over a period of up to 15 years. Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.

Potential Payments Upon Termination or a Change of Control

In the event our named executive officers are terminated or Methode undergoes a change of control, our named executive officers are entitled to certain payments under their change of control agreements, our stock plans and certain other benefit plans.

Messrs. Duda, Koman, Reynolds and Glandon are parties to a change of control agreement with the Company. Mr. Khoury is not a party to a change of control agreement. Pursuant to these change of control agreements, if within two years of a change of control or during a period pending a change of control, we terminate the executive’s employment without good cause or the executive voluntarily terminates his employment for good reason, the executive is entitled to the following:

•	a lump sum payment in an amount equal to three times (two times in the case of Messrs. Reynolds and Glandon) the executive’s annual salary;

•	a lump sum payment equal to three times (two times in the case of Messrs. Reynolds and Glandon) the lesser of: (a) the executive’s target bonus amount for the fiscal year in which executive’s employment termination occurs, or (b) the bonus the executive earned in the prior fiscal year; and

•	continued participation in our welfare benefit plans for three years (two years in the case of Messrs. Reynolds and Glandon) or until the executive becomes covered under other welfare benefit plans providing substantially similar benefits.

In addition, in the event of a change of control or an executive’s death, disability or qualified retirement, the executive’s outstanding stock options would immediately vest and the executive would be entitled to a pro rata portion of his annual performance-based cash bonus based on performance to date.

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The following table shows the potential payments payable to our named executive officers upon termination or a change of control of Methode. As a Lebanese resident, Mr. Khoury is entitled certain payments under the Lebanese Labor Laws. The amounts shown assume that such termination was effective as of May 1, 2015 (the last trading day of our 2015 fiscal year), and reflect the price of our common stock on such date ($43.59) and reflects awards outstanding and unvested on such date. The table below does not reflect amounts payable to our named executive officers pursuant to plans or arrangements that are available generally to all of our salaried employees, such as payments under the 401(k) Plan, the life insurance plan, the disability insurance plan and the vacation pay policy, payment of accrued base salary and accrued bonuses and, in the case of Mr. Khoury, payments under the Lebanese Labor Laws. In addition, the table does not reflect the distribution of each officer’s account balance in our Deferred Compensation Plan or the delivery of common stock underlying outstanding vested restricted stock units. For purposes of this table, we have assumed that our Compensation Committee has elected to accelerate all awards in each instance in which acceleration is subject to the discretion of our Compensation Committee.

Name	Termination Scenario (on 5/1/15)	Salary and Bonus Severance ($)	Pro Rata Payment of Annual Performance- Based Bonus ($)	Vesting of Option Awards ($)	Health and Welfare Benefits ($)(1)
Donald W. Duda	Upon Change of Control(2)	—	675,000	1,431,037	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(3)	4,050,000	—	—	58,810
	Death, Disability or Qualified Retirement	—	675,000	1,431,037	—
Douglas A. Koman	Upon Change of Control(2)	—	234,000	881,191	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(3)	1,767,000	—	—	39,140
	Death, Disability or Qualified Retirement	—	234,000	888,191	—
Thomas D. Reynolds	Upon Change of Control(2)	—	313,500	715,501	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(3)	1,577,000	—	—	39,207
	Death, Disability or Qualified Retirement	—	313,500	715,501	—
Timothy R. Glandon	Upon Change of Control(2)	—	194,700	429,320	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(3)	979,400	—	—	39,207
	Death, Disability or Qualified Retirement	—	194,700	429,320	—
Joseph E. Khoury	Upon Change of Control(2)	—	236,280	534,600	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(3)	—	—	—	—
	Death, Disability or Qualified Retirement	—	236,280	534,600	—

(1)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.

(2)	Reflects amounts payable upon a change of control where the executive’s employment continues.

(3)	These amounts are in addition to amounts payable under the preceding row “Upon Change of Control.”

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OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws, our directors and executive officers are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to disclose in this proxy statement if a director or executive officer filed a late report. During fiscal 2015, all such reports were timely filed. In making these disclosures, we have relied solely on written representations of our directors and executive officers and copies of the reports filed with the SEC.

Availability of Annual Report

Methode is providing its Annual Report to shareholders who receive this proxy statement. Methode will provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of this proxy statement, the Annual Report and Methode’s Annual Report on Form 10-K for the fiscal year ended May 2, 2015 are available, without charge, upon written request to Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, Attention: Chief Financial Officer. You may also review Methode’s SEC filings by visiting our website at www.methode.com.

Shareholder Proposals and Director Nominations

If you wish to submit a shareholder proposal for inclusion in our proxy materials for our 2016 Annual Meeting, our Corporate Secretary must receive your proposal no later than March 31, 2016. Your proposal must be in writing and must comply with the proxy rules of the SEC.

Our advance notice by-law provisions require that any shareholder proposal or director nomination to be presented from the floor of our 2016 Annual Meeting must be received by our Corporate Secretary not later than the 60th day nor earlier than the 90th day prior to September 17, 2016 (the first anniversary of the preceding year’s annual meeting). If the date of our 2016 Annual Meeting is more than 30 days before or more than 60 days after September 17, 2016, shareholder proposals must be delivered no earlier than the 90th day prior to such annual meeting date and not later than the later of the 60th day prior to such annual meeting date or the 10th day following our public announcement of the meeting date for such annual meeting.  Any shareholder proposal must be, under law, an appropriate subject for shareholder action in order to be brought before the meeting. In addition, in order to present a shareholder proposal or nominate a director at our 2016 Annual Meeting, the shareholder must satisfy certain other requirements set forth in our Amended and Restated By-Laws. Shareholder proposals and director nominations should be directed to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706.

Other Matters

Neither our Board of Directors nor management knows of any other business that will be presented at the annual meeting. Should any other business properly come before the annual meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Walter J. Aspatore
Chairman

Chicago, Illinois
July 29, 2015

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METHODE ELECTRONICS, INC. 7401 WEST WILSON AVENUE CHICAGO, IL 60706-4548

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

Methode Electronics, Inc. encourages you to take advantage of convenient ways to vote these shares. If voting by proxy, you may grant a proxy by mail, or choose one of the two methods described. Your telephone or Internet proxy authorizes the named proxies to vote these shares in the same manner as if you marked, signed, and returned your proxy card. To grant your proxy by telephone or Internet, read the annual meeting proxy statement and then follow these easy steps:

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you call and then follow the simple instructions the vote voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M95197-P68735                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

METHODE ELECTRONICS, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		For	Against	Abstain

	1a.	Walter J. Aspatore	☐	☐	☐			For	Against	Abstain
	1b.	Warren L. Batts	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3:
	1c.	Darren M. Dawson	☐	☐	☐	2.	The ratification of the Audit Committee's selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2016.	☐	☐	☐
	1d.	Donald W. Duda	☐	☐	☐
	1e.	Stephen F. Gates	☐	☐	☐
	1f.	Isabelle C. Goossen	☐	☐	☐	3.	The advisory approval of Methode's named executive officer compensation.	☐	☐	☐
	1g.	Christopher J. Hornung	☐	☐	☐
	1h.	Paul G. Shelton	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1i.	Lawrence B. Skatoff	☐	☐	☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M95198-P68735

METHODE ELECTRONICS, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of the Shareholders

The undersigned hereby appoints Walter J. Aspatore, Donald W. Duda and Douglas A. Koman, and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. common stock which the undersigned is entitled to vote at the Annual Meeting of Methode Electronics, Inc. to be held on Thursday, September 17, 2015 at 11:00 a.m., Chicago time, at Methode's corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, and at any adjournment or postponement thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. If other business is presented at the Annual Meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies above.

Continued and to be signed on reverse side